Filed in the Office of	Business Number C1857-2005
FVAguilar	Filing Number 20254763347
Secretary of State State Of Nevada	Filed On 3/25/2025 10:12:00 AM
	Number of Pages 13

FRANCISCO V. AGUILAR
Secretary of State
401 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate, Amendment or Withdrawal of Designation

NRS 78.1955, 78.1955(6)

☒ Certificate of Designation
☐ Certificate of Amendment to Designation - Before Issuance of Class or Series
☐ Certificate of Amendment to Designation - After Issuance of Class or Series
☐ Certificate of Withdrawal of Certificate of Designation

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:	Name of entity: BW REAL ESTATE, INC. Entity or Nevada Business Identification Number (NVID): NV20051091496
2. Effective date and time:	For Certificate of Designation or Amendment to Designation Only (Optional): Date: 03/24/0205 Time: (must not be later than 90 days after the certificate is filed)
3. Class or series of stock: (Certificate of Designation only)	The class or series of stock being designated within this filing: Series B Preferred Stock
4. Information for amendment of class or series of stock:	The original class or series of stock being amended within this filing:
5. Amendment of class or series of stock:	☐ Certificate of Amendment to Designation- Before Issuance of Class or Series As of the date of this certificate no shares of the class or series of stock have been issued. ☐ Certificate of Amendment to Designation- After Issuance of Class or Series The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation.
6. Resolution: Certificate of Designation and Amendment to Designation only)	By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes OR amends the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.* The Board hereby approves the creation and issuance of 300,000,000 in aggregate liquidation preference of a new class of preferred stock.
7. Withdrawal:	Designation being Withdrawn: Date of Designation: No shares of the class or series of stock being withdrawn are outstanding. The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: *
8. Signature: (Required)	X [signature] Signature of Officer Date: 03/24/2025

* Attach additional page(s) if necessary
This form must be accompanied by appropriate fees.

Page 1 of 1
Revised: 8/1/2023

BW REAL ESTATE, INC.
Certificate of Designation of 9.500% Fixed-Rate Reset
Non-Cumulative Exchangeable Perpetual Series B Preferred Stock

1. Definitions. The following terms used herein shall be defined as set forth below. Unless otherwise defined herein, capitalized terms used herein have the meanings set forth in the Articles of Incorporation (defined below).
“Appropriate Federal Banking Agency” means the “appropriate Federal banking agency” with respect to the Corporation as defined in Section 3(q) of the Federal Deposit Insurance Act (12 U.S.C. Section 1813(q)), or any successor provision.
“Articles of Incorporation” means the Articles of Incorporation of the Corporation, as previously amended and as amended by the Certificate of Amendment, and as it may be amended or restated from time to time.
“Bank” means Western Alliance Bank.
“Bank Series A Preferred Stock” shall have the meaning set forth in Section 8 of this Certificate of Designations.
“Board” means the Board of Directors of the Corporation.
“Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in the City of New York, New York.
“Bylaws” means the Bylaws of the Corporation, as they may be amended or restated from time to time.
“Certificate of Amendment” means the certificate of amendment to the Corporation’s Articles of Incorporation filed by the Corporation with the Secretary of State of the State of Nevada, establishing the Series B Preferred Stock.
“Common Stock” means the common stock, no par value per share, of the Corporation.
“Conditional Exchange” shall have the meaning set forth in Section 8 of this Certificate of Designations.
“Corporation” means BW Real Estate, Inc.
“Dividend Record Date” shall have the meaning set forth in Section 4 of this Certificate of Designations.
“Exchange Event” shall have the meaning set forth in Section 8 of this Certificate of Designations.
“First Reset Date” means March 30, 2030.
“Five-Year Treasury Rate” means, as of any Reset Date:
The average of the yields on actively traded U.S. treasury securities adjusted to constant maturity, for five-year maturities, for the five Business Days immediately preceding the reset dividend determination date for that reset period, appearing under the caption “Treasury Constant Maturities” in the most recently published statistical release designated H.15 Daily Update or any successor publication which is published by the Board of Governors of the Federal Reserve System (the “Federal Reserve”) as of 5:00 p.m. (Eastern Time) as of any reset determination date, as determined by the Corporation in its sole discretion; provided that if no such calculation can be determined as described above, then:

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if the Corporation determines that the treasury rate has not been discontinued, then it will use for such reset period a substitute base rate that it has determined is most comparable to the treasury rate; or

●
if the Corporation determines that the treasury rate has been discontinued, then it will use for such reset period and each successive reset period a substitute or successor base rate that it has determined is most comparable to the treasury rate; provided that, if it determines there is an industry-accepted successor base rate to the treasury rate, then it shall use such successor base rate.

If the Corporation has determined a substitute or successor base rate in accordance with second bullet point immediately above but no calculation with respect to such substitute or successor base rate can be determined as of any subsequent reset dividend determination date, then a new substitute or successor base rate shall be determined as set forth in the first or second bullet point immediately above, as applicable, as if the previously-determined substitute or successor base rate was the treasury rate. If the Corporation has determined a substitute or successor base rate, then it will apply any technical, administrative or operational changes that the Corporation determines (including changes to the definitions of “dividend period”, “reset period”, “reset date” and “reset dividend determination date”, timing and frequency of determining rates with respect to each reset period and making payments of dividends, rounding of amounts or tenors, and other administrative matters) for calculating such substitute or successor base rate in a manner that is consistent with market practice for such substitute or successor base rate, including any adjustment factor needed to make such substitute or successor base rate comparable to the treasury rate; provided that, if the Corporation decides that adoption of any portion of such market practice is not administratively feasible or if the Corporation determines that no market practice for use of the substitute or successor base rate exists, the Corporation will apply any such changes for calculating such substitute or successor base rate in such other manner as we determine is reasonably necessary.
The Five-Year Treasury Rate shall be determined by the Corporation on the Reset Dividend Determination Date. If the Five-Year Treasury Rate for any Series B Dividend Period cannot be determined pursuant to the methods described in the first and second bullet points above, the dividend rate for such Series B Dividend Period shall be the same as the dividend rate determined for the immediately preceding Series B Dividend Period.
“Investment Company Event” shall have the meaning set forth in Section 6 of this Certificate of Designations.
“Preferred Stock” means any and all series of preferred stock of the Corporation, including the Series B Preferred Stock.
“Redemption Date” shall have the meaning set forth in Section 6 of this Certificate of Designations.
“Regulatory Capital Treatment Event” shall have the meaning set forth in Section 6 of this Certificate of Designations.
“Reset Date” means the First Reset Date and each date falling on the fifth anniversary of the preceding Reset Date, which in each case, shall not be adjusted for Business Days.
“Reset Dividend Determination Date” means the third Business Day immediately preceding the Reset Date.
“Reset Period” means the period from, and including, the First Reset Date to, but excluding, the next following Reset Date and thereafter each period from, and including, each Reset Date to, but excluding, the next following Reset Date.
“Series A Preferred Stock” means the Corporation’s series A preferred stock.
“Series B Dividend Payment Date” shall have the meaning set forth in Section 4 of this Certificate of Designations.

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“Series B Dividend Period” shall have the meaning set forth in Section 4 of this Certificate of Designation.
“Series B Preferred Stock” shall have the meaning set forth in Section 2 of this Certificate of Designation.
“Tax Event” shall have the meaning set forth in Section 6 of this Certificate of Designations.
“Voting Preferred Stock” means, any matter as to which the holders of Series B Preferred Stock are entitled to vote as specified in Section 7 of this Certificate of Designation, any and all other series of Preferred Stock (other than Series B Preferred Stock) that rank equally with Series B Preferred Stock as to the payment of dividends and upon which like voting rights have been conferred and are exercisable with respect to such matter.
2. Designation and Number of Shares. There is hereby created out of the authorized and unissued shares of Preferred Stock, a series of Preferred Stock designated as the “9.500% Fixed-Rate Reset Non-Cumulative Exchangeable Perpetual Series B Preferred Stock” (hereinafter called “Series B Preferred Stock”); the authorized number of shares that shall constitute such series shall be 300,000 shares, no par value per share; and such shares shall have a liquidation preference of $1,000 per share. The number of shares constituting the Series B Preferred Stock may be increased from time to time by resolution of the Board or a duly authorized committee of the Board in accordance with the Articles of Incorporation (as then in effect), the Bylaws (as then in effect), and applicable law up to the maximum number of shares of Preferred Stock authorized to be issued under the Articles of Incorporation (as then in effect) less all shares at the time authorized of any other series of Preferred Stock or decreased from time to time by a resolution of the Board or a duly authorized committee of the Board in accordance with the Articles of Incorporation (as then in effect), the Bylaws (as then in effect), and applicable law but not below the number of shares of Series B Preferred Stock then outstanding. Shares of Series B Preferred Stock shall be dated the date of issue, which date shall be referred to herein as the “original issue date.” Shares of outstanding Series B Preferred Stock that are redeemed, purchased, or otherwise acquired by the Corporation shall be cancelled and shall revert to authorized but unissued shares of the Preferred Stock, undesignated as to series. The Corporation shall have the authority to issue fractional shares of Series B Preferred Stock. Each share of Series B Preferred Stock shall be identical in all respects to every other share of Series B Preferred Stock.
3. Ranking.
(a) The shares of Series B Preferred Stock shall rank:
(i) senior, as to dividends and upon liquidation, dissolution, and winding-up of the Corporation, to the Common Stock and to any other class or series of capital stock of the Corporation now or hereafter authorized, issued, or outstanding that, by its terms, does not expressly provide that such class or series ranks pari passu with the Series B Preferred Stock or senior to the Series B Preferred Stock as to dividends and upon liquidation, dissolution, and winding-up of the Corporation, as the case may be (collectively, “Series B Junior Securities”);
(ii) on a parity, as to dividends and upon liquidation, dissolution, and winding-up of the Corporation, with any class or series of capital stock of the Corporation now or hereafter authorized, issued, or outstanding that, by its terms, expressly provides that such class or series ranks pari passu with the Series B Preferred Stock as to dividends and upon liquidation, dissolution, and winding-up of the Corporation, as the case may be, including the Corporation’s Series A Preferred Stock (collectively, “Series B Parity Securities”); and
(ii) junior, as to dividends and upon liquidation, dissolution, and winding-up of the Corporation, to any other class or series of capital stock of the Corporation now or hereafter authorized, issued, or outstanding that, by its terms, expressly provides that such class or series ranks senior to the Series B Preferred Stock as to dividends and upon liquidation, dissolution, and winding-up of the Corporation, as the case may be.

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(b) The Corporation may authorize and issue additional shares of Series B Junior Securities from time to time without the consent of the holders of the Series B Preferred Stock. The Corporation may authorize and issue additional shares of Series B Parity Securities or create a new series of Series B Parity Securities upon approval of at least two-thirds of the holders of the outstanding shares of the class or classes of Preferred Stock to be affected.
4. Dividends.
(a) Holders of Series B Preferred Stock shall be entitled to receive, only when, as, and if declared by the Board or a duly authorized committee of the Board, on each Series B Dividend Payment Date (as defined below), out of assets legally available for the payment of dividends thereof, non-cumulative cash dividends based on the liquidation preference of the Series B Preferred Stock of $1,000 per share. Dividends on each share of Series B Preferred Stock shall accrue at a rate equal to (i) 9.500% per annum on the liquidation preference of $1,000 per share from the original issue date to, but excluding, the First Reset Date and (ii) from, and including, the First Reset Date, during each Reset Period, a rate per annum equal to the Five-Year Treasury Rate as of the most recent Reset Date, plus 5.402% on the liquidation preference of $1,000 per share. If the Corporation issues additional shares of the Series B Preferred Stock after the original issue date, dividends on such shares may accrue from the original issue or any other date specified by the Board or a duly authorized committee of the Board at the time such additional shares are issued.
(b) If declared by the Board or a duly authorized committee of the Board, dividends will be payable on the Series B Preferred Stock quarterly in arrears on March 30, June 30, September 30 and December 30 of each year, beginning on June 30, 2025, each such day a “Series B Dividend Payment Date”; provided, however, that if any such Series B Dividend Payment Date is not a Business Day, then such date shall nevertheless be a Series B Dividend Payment Date but dividends on the Series B Preferred Stock shall be paid on the next succeeding Business Day (without interest or any other adjustment to the amount of dividends paid in respect of such delayed payment).
(c) Dividends will be payable to holders of record of Series B Preferred Stock as they appear on the Corporation’s stock register on the applicable record date, which shall be the 15th calendar day before the applicable Series B Dividend Payment Date, or such other record date, not less than 10 calendar days nor more than 30 calendar days before the applicable Series B Dividend Payment Date, as such record date (the “Dividend Record Date”) shall be fixed by the Board or a duly authorized committee of the Board. Any such day that is a Dividend Record Date shall be a Dividend Record Date whether or not such day is a Business Day.
(d) A “Series B Dividend Period” is the period from and including a Series B Dividend Payment Date to, but excluding, the next succeeding Series B Dividend Payment Date, except that the initial Series B Dividend Period will commence on and include the original issue date of Series B Preferred Stock and continue to but exclude June 30, 2025. Dividends payable on Series B Preferred Stock will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dollar amounts resulting from the calculation will be rounded to the nearest cent, with one-half cent being rounded upward. Dividends on the Series B Preferred Stock will cease to accrue on the Redemption Date, if any, with respect to the Series B Preferred Stock redeemed, unless the Corporation defaults in the payment of the redemption price of the Series B Preferred Stock called for redemption.
(e) Dividends on the Series B Preferred Stock will not be cumulative and will not be mandatory. If the Board or a duly authorized committee of the Board does not declare a dividend, in full or otherwise, on the Series B Preferred Stock in respect of a Series B Dividend Period, then such unpaid dividends shall cease to accrue and shall not be payable on the applicable Series B Dividend Payment Date or be cumulative, and the Corporation will have no obligation to pay (and the holders of the Series B Preferred Stock will have no right to receive) dividends accrued for such Series B Dividend Period after the Series B Dividend Payment Date for such Series B Dividend Period, whether or not the Board or a duly authorized committee of the Board declares a dividend for any future Series B Dividend Period with respect to the Series B Preferred Stock, the Common Stock, or any other class or series of the Corporation’s Preferred Stock. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend not declared.

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(f) Notwithstanding any other provision hereof, dividends on the Series B Preferred Stock shall not be declared, paid, or set aside for payment to the extent such act would cause the Corporation to fail to comply with the laws and regulations applicable to it, including applicable capital adequacy rules of the Federal Reserve or, as and if applicable, the capital adequacy rules or regulations of any Appropriate Federal Banking Agency.
(g) So long as any share of Series B Preferred Stock and any Series B Parity Securities (including the Corporation’s Series A Preferred Stock) remains outstanding, unless the full dividends for the most recently completed dividend period have been declared and paid, or set aside for payment, on all outstanding shares of Series B Preferred Stock and any Series B Parity Securities:
(i) no dividend shall be declared or paid or set aside for payment, and no distribution shall be declared or made or set aside for payment, on any Series B Junior Securities, other than (1) a dividend payable solely on Series B Junior Securities in the form of stock, warrants, options or other rights where the dividend stock or the stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks equal or junior to that stock or is other Series B Junior Securities or (2) any dividend in connection with the implementation of a stockholders’ rights plan, or the issuance of rights, stock, or other property under any such plan, or the redemption or repurchase of any rights under any such plan;
(ii) no shares of Series B Junior Securities shall be repurchased, redeemed, or otherwise acquired for consideration by the Corporation, directly or indirectly, other than (1) as a result of a reclassification of Series B Junior Securities for or into other Series B Junior Securities, (2) the exchange or conversion of one share of Series B Junior Securities for or into another share of Series B Junior Securities, (3) through the use of the proceeds of a substantially contemporaneous sale of other shares of Series B Junior Securities, (4) purchases, redemptions, or other acquisitions of shares of Series B Junior Securities in connection with any employment contract, benefit plan, or other similar arrangement with or for the benefit of employees, officers, directors, or consultants, (5) purchases of shares of Series B Junior Securities pursuant to a contractually binding requirement to buy Series B Junior Securities existing prior to the most recently completed Series B Dividend Period, including under a contractually binding stock repurchase plan, (6) the purchase of fractional interests in shares of Series B Junior Securities pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged or (7) the acquisition by the Corporation or any of the Corporation’s subsidiaries of record ownership in Series B Junior Securities for the beneficial ownership of any other persons (other than for the beneficial ownership of the Corporation or any of the Corporation’s subsidiaries), including as trustees or custodians, nor shall any monies be paid to or made available for a sinking fund for the redemption of any such Series B Junior Securities by the Corporation; and
(iii) no shares of Series B Parity Securities shall be repurchased, redeemed, or otherwise acquired for consideration by the Corporation, directly or indirectly, other than (1) pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series B Preferred Stock and such Series B Parity Securities, if any, (2) as a result of a reclassification of Series B Parity Securities for or into other Series B Parity Securities, (3) the exchange or conversion of one share of Series B Parity Securities or Series B Junior Securities for or into another share of Series B Parity Securities, (4) through the use of the proceeds of a substantially contemporaneous sale of other shares of Series B Parity Securities, (5) purchases of shares of Series B Parity Securities pursuant to a contractually binding requirement to buy Series B Parity Securities existing prior to the most recently completed Series B Dividend Period, including under a contractually binding stock repurchase plan, (6) the purchase of fractional interests in shares of Series B Parity Securities pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged or (7) the acquisition by the Corporation or any of the Corporation’s subsidiaries of record ownership in Series B Parity Securities for the beneficial ownership of any other persons (other than for the beneficial ownership of the Corporation or any of the Corporation’s subsidiaries), including as trustees or custodians, nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by the Corporation.

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(h) Notwithstanding the foregoing, if dividends are not paid in full, or set aside for payment in full, on any Series B Dividend Payment Date upon the shares of the Series B Preferred Stock and any shares of Series B Parity Securities (including the Corporation’s Series A Preferred Stock), all dividends declared upon the Series B Preferred Stock and all such Series B Parity Securities payable on such Series B Dividend Payment Date shall be declared pro rata in proportion to the respective amounts of undeclared and unpaid dividends on the Series B Preferred Stock and all Series B Parity Securities payable on such Series B Dividend Payment Date. To the extent a dividend period with respect to any Series B Parity Securities coincides with more than one dividend period with respect to the Series B Preferred Stock for purposes of the immediately preceding sentence, the Board will treat such dividend period as two or more consecutive dividend periods, none of which coincides with more than one dividend period with respect to the Series B Preferred Stock, or shall treat such dividend period(s) with respect to any Series B Parity Securities and dividend period(s) with respect to the Series B Preferred Stock for purposes of the immediately preceding sentence in any other manner that it deems to be fair and equitable in order to achieve ratable payments on such dividend Series B Parity Securities and the Series B Preferred Stock. To the extent a dividend period with respect to the Series B Preferred Stock coincides with more than one dividend period with respect to any Series B Parity Securities, for purposes of the first sentence of this paragraph, the Board shall treat such dividend period as two or more consecutive dividend periods, none of which coincides with more than one dividend period with respect to such Series B Parity Securities, or shall treat such dividend period(s) with respect to the Series B Preferred Stock and dividend period(s) with respect to any Series B Parity Securities for purposes of the first sentence of this paragraph in any other manner that it deems to be fair and equitable in order to achieve ratable payments of dividends on the Series B Preferred Stock and such Series B Parity Securities. For the purposes of this paragraph, the term “dividend period” as used with respect to any Series B Parity Securities means such dividend periods as are provided for in the terms of such Series B Parity Securities.
(i) Subject to the foregoing, and not otherwise, dividends (payable in cash, securities, or otherwise), as may be determined by the Board or a duly authorized committee of the Board, may be declared and paid on the Common Stock and any other class or series of capital stock ranking equally with or junior to Series B Preferred Stock from time to time out of any assets legally available for such payment, and the holders of Series B Preferred Stock shall not be entitled to participate in any such dividend.
5. Liquidation.
(a) Upon any voluntary or involuntary liquidation, dissolution, or winding-up of the Corporation, holders of Series B Preferred Stock shall be entitled to receive out of the assets of the Corporation available for distribution to stockholders, after satisfaction of liabilities and obligations to creditors, if any, and subject to the rights of holders of any securities then outstanding ranking senior to or on parity with Series B Preferred Stock with respect to distributions of assets upon the liquidation, dissolution or winding-up of the Corporation, before any distribution or payment out of the assets of the Corporation is made to holders of Common Stock or any Series B Junior Securities, a liquidating distribution in the amount of the liquidation preference of $1,000 per share plus the per share amount of any declared and unpaid dividends on the Series B Preferred Stock prior to the payment of the liquidating distribution, without accumulation of any dividends that have not been declared prior to the payment of the liquidating distribution. After payment of the full amount of such liquidating distribution, the holders of the Series B Preferred Stock shall not be entitled to any further participation in any distribution of assets of the Corporation.
(b) In any such liquidating distribution, if the assets of the Corporation are not sufficient to pay the liquidation preferences (as defined below) in full to all holders of Series B Preferred Stock and all holders of any Series B Parity Securities, the amounts paid to the holders of Series B Preferred Stock and to the holders of all Series B Parity Securities will be paid pro rata in accordance with the respective aggregate liquidation preferences owed to those holders. In any such distribution, the “liquidation preference” of any holder of Series B Preferred Stock or any Series B Parity Securities means the amount otherwise payable to such holder in such distribution (assuming no limitation on the Corporation’s assets available for such distribution), including any declared but unpaid dividends (and, in the case of any holder of stock other than the Series B Preferred Stock on which dividends accrue on a cumulative basis, an amount equal to any unpaid, accrued, cumulative dividends, whether or not declared, as applicable).

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(c) If the liquidation preference has been paid in full to all holders of Series B Preferred Stock and any Series B Parity Securities, the holders of the Corporation’s Series B Junior Securities shall be entitled to receive all remaining assets of the Corporation according to their respective rights and preferences.
(d) For purposes of this Section 5, neither the sale, conveyance, exchange, or transfer of all or substantially all of the assets or business of the Corporation for cash, securities, or other property, individually or as part of a series of transactions, nor the merger or consolidation of the Corporation with any other entity (including a merger or consolidation in which the holders of Series B Preferred Stock receive cash, securities, or property for their shares), shall constitute a liquidation, dissolution, or winding-up of the Corporation.
6. Redemption.
(a) The Series B Preferred Stock is perpetual and has no maturity date and is not subject to any mandatory redemption, sinking fund, or other similar provisions. Except for the redemption upon the occurrence of a Regulatory Capital Treatment Event, an Investment Company Event, or a Tax Event, each as further described below, the shares of Series B Preferred Stock are not redeemable prior to the First Reset Date. The holders of the Series B Preferred Stock will not have any right to require the redemption or repurchase of their shares of Series B Preferred Stock.
(b) The Corporation may, at its option, redeem the Series B Preferred Stock (i) in whole or in part, from time to time, on any Series B Dividend Payment Date on or after the First Reset Date, or (ii) in whole but not in part at any time within 90 days following a Regulatory Capital Treatment Event, an Investment Company Event, or a Tax Event, in each case subject to any necessary regulatory approval and at a redemption price equal to (a) $1,000 per share, plus (b) the per share amount of any declared and unpaid dividends, without accumulation of any undeclared dividends, on the Series B Preferred Stock to, but excluding, the date fixed for redemption (the “Redemption Date”). Any declared but unpaid dividends payable on a Redemption Date that occurs subsequent to the applicable Dividend Record Date will not be paid to the holder entitled to receive the redemption price on the Redemption Date, but rather will be paid to the holder of record of the redeemed shares on such record date relating to the applicable Series B Dividend Payment Date. Investors should not expect the Corporation to redeem the Series B Preferred Stock on or after the date it becomes redeemable at the Corporation’s option.
(c) The Corporation intends, for the benefit of the Bank, to treat the Series B Preferred Stock as “Additional Tier 1” capital (or its equivalent) for purposes of the capital adequacy rules of the Federal Reserve (or, as and if applicable, the capital adequacy rules or regulations of any successor Appropriate Federal Banking Agency) applicable to the Corporation or the Bank.
(d) A “Regulatory Capital Treatment Event” means the good faith determination by the Corporation that, as a result of any:
(i) amendment to, clarification of, or change in, the laws, rules, or regulations of the United States or any political subdivision of or in the United States (including, for the avoidance of doubt, any agency or instrumentality of the United States, including the Federal Reserve and other appropriate federal bank regulatory agencies) that is enacted or becomes effective after the initial issuance of any share of the Series B Preferred Stock;
(ii) proposed change in those laws, rules, or regulations that is announced after the initial issuance of any share of the Series B Preferred Stock; or
(iii) official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws, rules, or regulations or policies with respect thereto that is announced or becomes effective after the initial issuance of any share of the Series B Preferred Stock;

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there is more than an insubstantial risk that the Corporation will not be entitled to treat the full liquidation preference amount of $1,000 per share of the Series B Preferred Stock then outstanding as additional Tier 1 capital (or its equivalent) for purposes of the capital adequacy rules or regulations of the Federal Reserve (or, as and if applicable, the capital adequacy rules or regulations of any successor Appropriate Federal Banking Agency) as then in effect and applicable, for as long as any share of Series B Preferred Stock is outstanding.
(e) A “Tax Event” means the Corporation’s receipt of a written opinion of nationally recognized counsel, in form and substance satisfactory to the Corporation, to the effect that as a result of (i) any amendments to, clarification of, or change (including any announced prospective change) in the laws or treaties (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein affecting taxation, (ii) any judicial decision, official administrative pronouncement, published or private ruling, regulatory procedure, notice or announcement (including any notice or announcement of intent to adopt such procedures or regulations, an “Administrative Action”) or (iii) any amendment to, clarification of, or change in the official position or interpretation of such Administrative Action or any interpretation or pronouncement that provides for a position with respect to such Administrative Action that differs from the theretofore generally accepted position, in each case, by any legislative body, court, governmental authority or regulatory body, irrespective of the manner in which such amendment, clarification or change is made known, which amendment, clarification or change is effective or such pronouncement or decision is announced on or after the original issue date of the Series B Preferred Stock, that there is a significant risk that dividends paid or to be paid by the Corporation with respect to its capital stock are not or will not be fully deductible by the Corporation for United States federal income tax purposes.
(f) An “Investment Company Event” means the receipt by the Corporation of an opinion of counsel experienced in matters relating to investment companies to the effect that, as a result of any:
(i) change in law or regulation; or
(ii) change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority, there is more than an insubstantial risk that the Corporation is or will be considered an investment company that is required to be registered under the Investment Company Act, which change becomes effective on or after the initial issuance of the Series B Preferred Stock.
(g) Under regulations currently applicable to the Corporation, it may not exercise its option to redeem any shares of Preferred Stock without obtaining the prior approval of the Federal Reserve (or any successor Appropriate Federal Banking Agency). Under such regulations, unless the Federal Reserve (or any successor Appropriate Federal Banking Agency) authorizes the Corporation to do otherwise in writing, it may not redeem the Series B Preferred Stock unless it is replaced with other Tier 1 capital instruments or unless the Corporation can demonstrate to the satisfaction of the Federal Reserve (or any successor Appropriate Federal Banking Agency) that, following redemption, it will continue to hold capital commensurate with its risk.
(h) If shares of Series B Preferred Stock are to be redeemed, the notice of redemption shall be given to the holders of record of Series B Preferred Stock to be redeemed by first class mail, postage prepaid, addressed to the holders of record of such shares to be redeemed at their respective last addresses appearing on the Corporation’s stock register not less than 30 days nor more than 60 days prior to the date fixed for redemption thereof (provided that, if the shares of Series B Preferred Stock or the depositary shares representing Series B Preferred Stock, if any, are held in book-entry form through The Depository Trust Corporation (“DTC”), the Corporation may give such notice in any manner permitted by DTC). Each notice of redemption will include a statement setting forth (i) the Redemption Date; (ii) the number of shares of Series B Preferred Stock to be redeemed and, if less than all the shares are to be redeemed, the number of such shares to be redeemed; (iii) the redemption price; (iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed will cease to accrue on the Redemption Date. If notice of redemption of any shares of Series B Preferred Stock has been duly given and if the funds necessary for such redemption have been set aside by the Corporation for the benefit of the holders of any shares of Series B Preferred Stock so called for

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redemption, then, on and after the Redemption Date, dividends will cease to accrue on such shares of Series B Preferred Stock; such shares of Series B Preferred Stock shall no longer be deemed outstanding; and all rights of the holders of such shares will terminate, except the right to receive the redemption price, without interest. The rights of the Series B Preferred stockholders may be terminated in advance of the Redemption Date provided that the notice of redemption states that sufficient funds for payment of the redemption price will be made available to stockholders within 90 days. No redemption rights shall be terminated, even if the Redemption Date has passed, if there is a default in funds available for redemption.
(i) In case of any redemption of only part of the shares of Series B Preferred Stock at the time outstanding, the shares to be redeemed shall be selected (1) pro rata from the holders of record of the Series B Preferred Stock in proportion to the number of shares of the Series B Preferred Stock held by such holders, (2) by lot, or (3) in such other manner as the Corporation may determine to be equitable and permitted by DTC and the rules of any national securities exchange on which the Series B Preferred Stock is listed.
(j) Subject to the provisions hereof, the Board (or a duly authorized committee of the Board) shall have full power and authority to prescribe the terms and conditions on which shares of the Series B Preferred Stock shall be redeemed from time to time. If the Corporation shall have issued certificates for the Series B Preferred Stock and fewer than all shares represented by any certificates are redeemed, new certificates shall be issued representing the unredeemed shares without charge to the holders thereof.
7. Voting Rights.
(a) Holders of the Series B Preferred Stock are entitled to 1/1,000th of one vote per share of the Series B Preferred Stock on all matters submitted to a vote of the holders of the Common Stock.
(b) So long as any shares of Series B Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by the Articles of Incorporation, the vote or consent of the holders of at least two-thirds of all of the shares of Series B Preferred Stock at the time outstanding and entitled to vote thereon, voting together as a single class, shall be necessary for effecting or validating:
(i) amend, alter or repeal its Articles of Incorporation as in effect on the date of this Certificate of Amendment (after giving effect to this Certificate of Amendment) in a manner that materially and adversely affects the terms of the Series B Preferred Stock;
(ii) effect a consolidation or merger with or into another entity other than an entity controlled by, or under common control with, the Corporation unless in each case (x) the shares of Series B Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (y) such shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof that are the same as the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of the Series B Preferred Stock immediately prior to such consummation, taken as a whole; provided, that in all cases, the obligations of the Corporation are assumed (by operation of law or by express written assumption) by the resulting entity or its ultimate parent;
(iii) issue any senior stock;
(iv) make or permit to be made any payment to the Corporation and/or its affiliates relating to the Corporation’s indebtedness or beneficial interests in the Corporation when it is precluded, from making payments in respect of its Common Stock or other Series B Junior Securities, or make such payment or permit such payment to be made in anticipation of any liquidation, dissolution or winding up;

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(v) at any time incur indebtedness in an aggregate amount exceeding 20% of the Corporation’s shareholders’ equity;
(vi) pay dividends on the Common Stock or other Series B Junior Securities unless the Corporation’s funds from operations (“FFO”) for the four prior fiscal quarters equals or exceeds 150% of the amount that would be required to pay full annual dividends on the Series B Preferred Stock, as well as any other Series B Parity Securities;
(vii) make any payment of interest or principal with respect to the Bank’s indebtedness to the Bank or its affiliates unless the Bank’s FFO for the four prior fiscal quarters equals or exceeds 150% of the amount that would be required to pay full annual dividends on the Series B Preferred Stock as well as any other Series B Parity Securities;
(viii) amend or otherwise change the Corporation’s policy of reinvesting the proceeds of its assets in other interest-earning assets such that the Corporation’s FFO over any period of four fiscal quarters will not be anticipated to equal or exceed 150% of the amount that would be required to pay full annual dividends on the Series B Preferred Stock as well as any other Series B Parity Securities; or
(ix) issue any additional shares of the Common Stock to anyone other than the Corporation or any affiliates controlled by it;
provided, however, that for all purposes of this Section 7(b), any increase in the amount of the authorized or issued Series B Preferred Stock or authorized Preferred Stock, or the creation and issuance, or an increase in the authorized or issued amount, of any Series B Parity Securities or Series B Junior Securities (whether dividends payable on such securities, if any, are cumulative or non-cumulative) will not be deemed to adversely affect the rights, preferences, privileges or voting powers of the Series B Preferred Stock. If any amendment, alteration, repeal, share exchange, reclassification, merger or consolidation specified in this Section 7(b) would adversely affect the Series B Preferred Stock and one or more but not all other series of Preferred Stock, then only the Series B Preferred Stock and such series of Preferred Stock as are adversely affected by and entitled to vote on the matter shall vote on the matter together as a single class (in lieu of all other series of Preferred Stock).
(c) Without the consent of the holders of the Series B Preferred Stock, so long as such action does not adversely affect the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of the Series B Preferred Stock, the Corporation may amend, alter, supplement or repeal any terms of the Series B Preferred Stock:
(i) to cure any ambiguity, or to cure, correct or supplement any provision contained in the Certificate of Amendment or this Certificate of Designation that may be defective or inconsistent; or
(ii) to make any provision with respect to matters or questions arising with respect to the Series B Preferred Stock that is not inconsistent with the provisions of the Certificate of Amendment or this Certificate of Designation.
(d) Notwithstanding Section 7(b)(i) above, if any amendment, alteration or repeal of the provisions of the Articles of Incorporation, whether by merger, consolidation or otherwise, would materially and adversely affect any right, preference, privilege or voting power of the Series B Preferred Stock but not all Series B Parity Preferred Stock that the Corporation may issue upon which like voting rights have been conferred and are exercisable, the affirmative vote or consent of the holders of at least two-thirds of the shares of the Series B Preferred Stock and all such other similarly affected series, at the time outstanding (voting together as a single voting group), given in person or by proxy, either in writing or at a meeting called for the purpose, shall be required in lieu of the vote or consent that would otherwise be required by Section 7(c)(i).
(e) No vote or consent of the holders of Series B Preferred Stock shall be required pursuant to Section 7(b), (c), or (d) above if, at or prior to the time when any such vote or consent would otherwise be required pursuant to

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such Section, all outstanding shares of Series B Preferred Stock shall have been redeemed, or shall have been called for redemption upon proper notice and sufficient funds shall have been set aside for such redemption, in each case pursuant to Section 6 above.
(f) The rules and procedures for calling and conducting any meeting of the holders of Series B Preferred Stock (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules the Board (or any duly authorized committee of the Board), in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Articles of Incorporation, the Bylaws, applicable law and the rules of any national securities exchange or other trading facility on which the Series B Preferred Stock is listed or traded at the time. Whether the vote or consent of the holders of a plurality, majority or other portion of the shares of Series B Preferred Stock, Series B Parity Securities and/or Voting Preferred Stock has been cast or given on any matter on which the holders of shares of Series B Preferred Stock are entitled to vote shall be determined by the Corporation by reference to the specified liquidation amounts of the shares voted or covered by the consent.
8. Conditional Exchange.
(a) Each share of Series B Preferred Stock will be exchanged automatically for a like amount of newly issued shares of the Bank’s 9.500% Fixed-Rate Reset Non-Cumulative Perpetual Series A Preferred Stock (the “Bank Series A Preferred Stock”) if the Federal Reserve so directs in writing upon or after the occurrence of an Exchange Event, (such event a “Conditional Exchange”). The term “like amount” means the number or amount of Bank Series A Preferred Stock having the same aggregate liquidation preference as the Series B Preferred Stock. An “Exchange Event” will occur when:
(i) The Bank becomes “undercapitalized” under the Federal Reserve’s then current “prompt corrective action” regulations;
(ii) The Bank is placed into conservatorship or receivership;
(iii) the Federal Reserve, in its sole discretion, anticipates the Bank becoming “undercapitalized” in the near term or takes a supervisory action that limits the payment of dividends by the Bank and in connection therewith, directs an exchange; or
(iv) dividends on the Series B Preferred Stock, or any other series of the Corporation’s preferred stock, are not paid in full for two dividend periods, whether or not consecutive.
(b) The Bank Series A Preferred Stock shall have such rights and designations as set forth in the Certificate of Designations of the Bank related thereto filed with the Arizona State Corporation Commission on March 25, 2025.
(c) If the Federal Reserve so directs following the occurrence of an Exchange Event, each holder of Series B Preferred Stock will be unconditionally obligated to surrender to the Bank or its agent any certificates representing the Series B Preferred Stock owned by such holder, and the Bank will be unconditionally obligated to issue to such holder, in exchange for each such Series B Preferred Stock, certificates representing a like amount of Bank Series A Preferred Stock. Any Series B Preferred Stock purchased or redeemed by the Bank or any of its affiliates prior to the time of exchange will not be deemed outstanding and will not be subject to the Conditional Exchange.
(d) The Conditional Exchange will occur as of 8:00 A.M. New York time, on the date for such exchange set forth in the applicable Federal Reserve directive, or, if such date is not set forth in the directive, as of 8:00 A.M., New York time, on the earliest possible date such exchange could occur consistent with the directive, as evidenced by the issuance by the Bank of a press release prior to such time. As of the time of exchange, all of the Series B Preferred Stock will be transferred to the Bank, all rights of the prior holders of Series B Preferred Stock will cease, and such persons will be, for all purposes, the holders of shares of Bank Series A Preferred Stock.

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(e) The Bank will mail notice of the issuance of a Federal Reserve directive after the occurrence of an Exchange Event to each holder of Series B Preferred Stock within 30 days, and the Bank will deliver (or cause to be delivered) to each such holder share certificates representing shares of Bank Series A Preferred Stock upon surrender of the Series B Preferred Stock. Until such certificates are delivered or in the event such certificates are not delivered, any certificates previously representing Series B Preferred Stock will be deemed for all purposes to represent shares of Bank Series A Preferred Stock. All corporate authorization necessary for the Bank to issue the Bank Series A Preferred Stock as of the time of exchange will be completed prior to or upon completion of this offering. Accordingly, once the Federal Reserve directs a Conditional Exchange after the occurrence of an Exchange Event, no action will be required to be taken by holders of Series B Preferred Stock, by the Bank (other than to inform the Federal Reserve), or by BW in order to effect the Conditional Exchange as of the time of exchange.
(f) Holders of Series B Preferred Stock by purchasing such securities, whether in this offering or in the secondary market after this offering, will be deemed to have agreed to be bound by the unconditional obligation to exchange such Series B Preferred Stock for a like amount Bank Series A Preferred Stock if the Federal Reserve so directs following the occurrence of an Exchange Event. The holders of Series B Preferred Stock will be unconditionally obligated to surrender such Series B Preferred Stock.
(g) Holders of Series B Preferred Stock cannot exchange their Series B Preferred Stock for Bank Series A Preferred Stock voluntarily. Absent a Federal Reserve directive after the occurrence of an Exchange Event, no exchange of the Series B Preferred Stock for Bank Series A Preferred Stock will occur. Upon the issuance of a Federal Reserve directive on or following the occurrence of an Exchange Event, the Bank Series A Preferred Stock to be issued in the Conditional Exchange will constitute a newly issued series of preferred stock of the Bank and will have substantially equivalent terms as to dividends and liquidation preference as the Series B Preferred Stock, except that:
(i) the Bank Series A Preferred Stock will not have the benefit of substantially all of the voting rights of the Series B Preferred Stock; and
(ii) subject to prior approval, if then required, of the Federal Reserve, the Bank Series A Preferred Stock will be redeemable, in whole or in part, at a cash redemption price of $1,000 per share of Bank Series A Preferred Stock, plus any declared and unpaid dividends to the redemption date, without accumulation of any undeclared dividend, and without any make whole amounts or liquidation premium.
(h) Absent the occurrence of a Conditional Exchange, holders of Series B Preferred Stock will have no dividend, liquidation preference, redemption or other rights with respect to any security of the Bank.
(i) Following a Conditional Exchange, holders of shares of Bank Series A Preferred Stock will no longer have any voting rights, except as provided by Arizona law or the certificate of designations related thereto.
9. Conversion Rights. The holders of shares of Series B Preferred Stock shall not have any rights to convert such shares into shares of any other class or series of securities of the Corporation.
10. Preemptive Rights. The holders of shares of Series B Preferred Stock will have no preemptive rights with respect to any shares of the Corporation’s capital stock or any of its other securities convertible into or carrying rights or options to purchase or otherwise acquire any such capital stock or any interest therein, regardless of how any such securities may be designated, issued, or granted.
11. Certificates. The Series B Preferred Stock will be issued without certificates in book-entry form only.
12. Record Holders. To the fullest extent permitted by applicable law, the Corporation and the transfer agent for the Series B Preferred Stock may deem and treat the record holder of any share of Series B Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor such transfer agent shall be affected by any notice to the contrary.

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13. Notices. All notices or communications in respect of Series B Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Certificate of Designation, in the Articles of Incorporation or Bylaws or by applicable law.
14. Rank. For the avoidance of doubt, the Board (or any duly authorized committee of the Board) may, without the vote of the holders of Series B Preferred Stock, authorize and issue shares of Series B Junior Securities. The Board may authorize and issue additional shares of Series B Parity Securities or create a new series of Series B Parity Securities upon approval of a majority of the holders of the outstanding shares of the class or classes of Preferred Stock to be affected.
15. No Other Rights. The shares of Series B Preferred Stock shall not have any rights, preferences, privileges, or voting powers or relative, participating, optional, or other special rights, or qualifications, limitations, or restrictions thereof, other than as set forth in this Certificate of Designation, or the Articles of Incorporation, or as provided by applicable law.

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